EMPLOYMENT AGREEMENT



     AGREEMENT made as of the 26th day of
November, 1997, among ARROW FINANCIAL
CORPORATION, a New York corporation with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 ("Arrow"), its wholly-owned subsidiary,
GLENS FALLS NATIONAL BANK AND TRUST
COMPANY, a national banking association with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 (the "Bank"), and THOMAS L. HOY, residing at 25 Pershing Road, Queensbury, New York
12804 (the "Executive").

                Recitals

     WHEREAS, Arrow and the Bank, through their respective Boards of Directors, consider the maintenance of a competent and experienced executive management team to be essential to the long-term success of Arrow and the Bank; and

     WHEREAS, in this regard, Arrow and the Bank have determined that it is in the best interests of each that the Executive continue to serve as President and Chief
Executive Officer of Arrow and the Bank, pursuant to a written employment agreement; and

     WHEREAS, Arrow and the Bank have determined that the existing employment agreement between the Executive and each of them should be renewed, with certain modifications to reflect changed circumstances, and have agreed with the Executive that the Employment Agreement set forth hereinbelow shall replace said existing employment agreement;

     NOW, THEREFORE, in furtherance of the interests described above and in consideration of the respective covenants and agreements herein contained, the parties hereto agree as follows:


     1.   Employment

     Arrow and the Bank agree to employ the Executive and the Executive agrees to continue to serve as President and Chief Executive Officer of Arrow and the Bank during the term of employment provided for in this Agreement.


     2.   Term of Employment

     Employment of the Executive pursuant to this Agreement shall commence on the date hereof and, unless the Executive becomes a Retired Early Employee under Paragraph 6 of this Agreement or such employment is earlier terminated as provided in Paragraph 7 of this Agreement, employment under this Employment Agreement shall terminate on the earlier of (i) December 31 of the second year after the year in which the Board of Directors of Arrow (the "Arrow Board") first fails to approve the extension of this Agreement pursuant to the following sentence, or (ii) the last day of the month in which the Executive attains retirement age (which shall be age 65, unless the Executive shall have elected early retirement at age 62 under any retirement plan of Arrow). At any meeting of the Arrow Board in the fourth quarter of each calendar year during which this Agreement is in effect
(except the year in which the Executive attains retirement age and the two preceding years), the Arrow Board shall vote upon a one (1) year extension of this Agreement, and in the event such extension shall receive the affirmative vote of a majority of the entire Arrow Board, this Agreement shall remain in effect through December 31 of the third year after the Arrow Board meeting, subject to earlier termination of this Agreement under Paragraph 6 or 7. In the event that, in the fourth quarter of any such calendar year, a majority of the entire Arrow Board fails to vote in favor of such a one (1) year extension of this Agreement, employment of the Executive hereunder shall continue for the period and only for the period specified in the first sentence of this Paragraph, and, notwithstanding the foregoing sentence, during such period the Arrow Board shall not again consider extension of this Agreement.


     3.   Position and Duties

     The Executive shall continue to serve as President and Chief Executive Officer of Arrow and the Bank and shall have duties, responsibilities, and authority as normally attend such positions or as may reasonably be assigned to the Executive from time to time by the Arrow Board or the Board of Directors of the Bank (the "Bank Board"). The Executive shall devote substantially all his working time and efforts to the business and affairs of Arrow and the Bank, provided however, that the Executive may, with the approval of the Arrow Board, serve as a director or officer of any non-competing business or engage in any other activity, including but not limited to, charitable or community activity, to the extent that they do not inhibit the performance of his duties hereunder.


     4.   Place of Performance

     In connection with the Executive's employment hereunder, the Executive shall be based at the principal executive offices of the Bank, except for required travel on business. The Executive shall not be required to change his residence from the area in which he now resides. The Bank shall furnish the Executive with office space, stenographic assistance, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.


     5.   Compensation

          (a)  Salary.  The Bank shall continue to
     pay the Executive hereunder his current base annual salary of $ 200,000.00, payable in equal bi-weekly installments or at such other intervals as shall be agreed upon by the parties, plus such annual bonus, if any, as may be determined by the Arrow Board or the committee of the Arrow Board charged with reviewing executive compensation (the
     "Committee"). The Executive's base annual salary may be increased from time to time in accordance with the normal business practices of Arrow and the Bank as determined by the Arrow Board or the Committee, and, if so increased, such base annual salary shall not thereafter during the Executive's employment under this Agreement be decreased and the obligation of the Bank hereunder to pay the Executive's base annual salary shall thereafter relate to such increased base annual salary. Compensation of the Executive by base annual salary payments shall not prevent the Executive from participating in any other compensation or benefit plan of Arrow or the Bank in which he is entitled to participate and participation in any such other compensation or benefit plan shall not in any way limit or reduce the obligation of the Bank to pay the Executive's base annual salary hereunder.

          (b)  Other Benefits.  In addition to the
     compensation provided for in subparagraph (a) above, the Executive shall be entitled during the term of his employment under this Agreement (i) to participate in any and all employee benefit programs or stock purchase programs of Arrow or the Bank now or hereafter in effect and open to participation by qualifying employees of Arrow or the Bank generally, including but not limited to the retirement plan, supplemental retirement plan, employee stock purchase plan and employee stock ownership plan of Arrow or the Bank, and (ii) to enjoy certain personal benefits provided by Arrow or the Bank, including but not limited to:

               (A)  life insurance on the life of the
          Executive, at no cost to the Executive, under a group plan maintained by Arrow;

               (B)  disability insurance for the
          Executive, at no cost to the Executive, under a group plan maintained by Arrow;

               (C)  comprehensive medical and
          dental insurance under a group plan provided by Arrow, with the Executive to pay only those amounts required to be paid thereunder by covered employees generally under the cost-sharing arrangements in effect from time to time under such plan;

               (D)  reimbursement in full of all
          business, travel and entertainment expenses incurred by the Executive in performing his duties hereunder; and

               (E)  fully paid vacation during
          each calendar year in accordance with the vacation policies of Arrow in effect from time to time.

     Arrow shall not make any material changes in any of the personal benefits itemized above adversely affecting the Executive unless such change occurs pursuant to a program applicable to all executive officers of Arrow and the adverse effect on the Executive is not proportionately greater than the adverse effect of the change on any other executive officer of Arrow previously enjoying such benefit.


     6.   Change of Control or Change of
          Authority

          (a)  Retired Early Employee.  If a Change
     of Control or Change of Authority (as such terms are defined in subparagraph 6(f) below) occurs during the term the Executive's employment under this Employment Agreement, either the Executive, on the one hand, or Arrow or the Bank, on the other, may elect by written notice, given to the other party or parties, at any time within twelve (12) months after such Change of Control or Change of Authority, to terminate the employment of the Executive by Arrow and the Bank, whereupon the Executive will become a "Retired Early Employee," and will be entitled to receive such payments as are provided hereafter in this Section 6. Such election and the termination of the Executive's employment shall become effective on the first day of the second calendar month commencing after delivery of the notice or on such earlier date as the Executive in his sole discretion may specify (the "Effective Date").

          (b)  Cash Payments.  If the Executive
     should become a Retired Early Employee hereunder, the Bank shall, during the period commencing on the Effective Date and ending two years thereafter (the "Pay-Out Period"), make equal monthly payments to the Executive (which shall not be deemed base annual salary payments) in an amount such that the present value of all such payments, determined as of the Effective Date, equals two hundred ninety-nine percent (299%) of the Base Amount, as such term is defined in subparagraph 6(f) below. If at any time during the Pay-Out Period the Arrow Board in its sole discretion shall determine, upon application of the Retired Early Employee supported by substantial evidence, that the Retired Early Employee is then under a severe financial hardship resulting from (i) a sudden and unexpected illness or accident of the Retired Early Employee or any of his dependents (as defined in section 152(a) of the Internal Revenue
     Code), (ii) loss of the Retired Early Employee's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Retired Early Employee, the Bank shall make available to the Retired Early Employee, in one (1) lump sum, an amount up to but not greater than the present value of all monthly payments remaining to be paid to him in the Pay-Out Period, calculated as of the date of such determination by the Arrow
     Board, for the purpose of relieving such severe financial hardship to the extent the same has not been or may not be relieved by (xi) reimbursement or compensation by insurance or otherwise, (xii) liquidation of the Retired Early Employee's assets
     (to the extent such liquidation would not itself cause severe financial hardship), or (xiii) distributions from other benefit plans. If (a) the lump sum amount thus made available is less than (b) the present value of all such remaining monthly payments, the Bank shall continue to pay to the Retired Early Employee monthly payments for the duration of the Pay-Out
     Period, but from such date forward such monthly payments will be in a reduced amount such that the present value of all such reduced payments will equal the difference between (b) and (a), above.
     The Retired Early Employee may elect to waive any or all payments due him under this subparagraph.

          (c)  Death of Retired Early Employee.  If
     the Retired Early Employee dies before receiving all monthly payments payable to him under subparagraph 6(b), above, the Bank shall pay to the Retired Early Employee's spouse, or if the Retired
     Early Employee leaves no spouse, to the estate of the Retired Early Employee, one (1) lump sum payment in an amount equal to the present value of all such remaining unpaid monthly payments, determined as of the date of death of the Retired
     Early Employee.

          (d)  Indemnification of Executive.  In the
     event a Change of Control or Change of Authority occurs, Arrow and the Bank shall indemnify the Executive for all legal fees and expenses subsequently incurred by the Executive in seeking to obtain or enforce any right or benefit provided under this Employment Agreement, not limited to the rights and benefits provided under this Section 6 and whether or not the Executive has become a Retired
     Early Employee hereunder, provided, however, that such right to indemnification will not apply if and to the extent that a court of competent jurisdiction shall determine that any such fees and expenses have been incurred as a result of the Executive's bad faith. Indemnification payments payable hereunder by
     Arrow or the Bank shall be made not later than thirty (30) days after a request for payment has been received from the Executive with such evidence of indemnifiable fees and expenses as Arrow or the Bank may reasonably request.

          (e)  No Duty to Seek Other Employment.
     Amounts payable to any Retired Early Employee under this Paragraph 6 shall not be reduced by the amount of any compensation received by such Retired Early Employee from any other employer or source during the Pay-Out Period, and no Retired
     Early Employee shall be under any obligation to seek other employment or gainful pursuit during such Pay-Out Period as a result of this Agreement.

          (f)  Definitions.

               (i)  The "Base Amount" for purpose
          of this Paragraph 6 shall equal the average annual compensation payable by the Bank to the Executive and includable by the Executive in gross income for the most recent five (5) taxable years ending before the date on which the Change of Control or Change of Authority occurred.

               (ii)  A "Change of Control" shall be
          deemed to have occurred if (A) any
          individual corporation (other than Arrow), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the
          Securities Exchange Act of 1934, as the
          result of any one or more securities
          transactions (including gifts and stock
          repurchases but excluding transactions
          described in subdivision (B), following), of securities of Arrow possessing twenty-five percent (25%) or more of the voting power for the election of directors of such entity,
          (B) there shall be consummated any
          consolidation, merger or stock-for-stock exchange involving Arrow or the securities of Arrow in which the holders of voting securities of Arrow immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of Arrow (or, if Arrow does not survive such transaction voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of Arrow (or such other surviving corporation), excluding securities received by any members of such group which represent disproportionate percentage increases in their shareholdings vis-a-vis the other members of such group, (C) "approved directors" shall constitute less than a majority of the entire Arrow Board, with "approved directors" defined to mean the members of the Arrow Board as of the date of this Agreement and any subsequently elected members who shall be nominated or approved by a majority of the approved directors on the Arrow Board prior to such election, or (D) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (B), above), of all, or substantially all, of the assets of Arrow to a party which is not controlled by or under common control with Arrow.

               (iii)  A "Change of Authority" shall
          be deemed to have occurred if the Executive is assigned duties by Arrow which, in the reasonable opinion of the Executive have materially less authority than those duties currently being performed by him and otherwise described herein.


     7.   Early Termination of Employment

     The employment of the Executive hereunder by Arrow and the Bank may be terminated or may terminate, other than as provided in Paragraph 2 of this Agreement or as permitted under Paragraph 6 of this Agreement, under the circumstances set forth below.

          (a)  Termination for Cause.  Arrow may
     terminate the Executive's employment under this Agreement prior to the normal expiration of its term for cause. "Cause" shall mean:

               (i)   any willful misconduct by the
          Executive which is materially injurious to Arrow or the Bank, monetarily or otherwise;

               (ii)  any willful failure by the
          Executive to follow the reasonable directions of the Arrow Board or the Bank Board; or

               (iii)  any failure by the Executive
          substantially to perform any reasonable
          directions of the Arrow Board or the Bank
          Board (other than failure resulting from disability), within thirty (30) days after delivery to the Executive by the respective
          Board of a written demand for substantial performance, which written demand shall specifically identify the manner in which the respective Board believes that the Executive has not substantially performed.

     Notwithstanding the foregoing, the employment of the Executive hereunder shall not be deemed to have been terminated for cause unless and until:

               (A)  reasonable notice is given to
          the Executive setting forth the reasons
          Arrow intends to terminate the Executive for cause;

               (B)  an opportunity is provided for
          the Executive to be heard before the Arrow
          Board with counsel; and

               (C)  after such hearing or
          opportunity to be heard, written notice of final termination for cause is delivered to the Executive, setting forth the specific reasons therefor.

     Termination for cause by Arrow shall require the affirmative vote of at least two-thirds (2/3) of the Arrow Board. The Executive will not be entitled to any further compensation for any period subsequent to the effective date of such termination, except for severance pay, if any, in accordance with the then existing severance policies of Arrow; provided, however, that any such termination for cause occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph
     6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

          (b)  Termination Without Cause.  Arrow
     may terminate the Executive's employment under this Agreement prior to the normal expiration of its term without cause upon thirty (30) days' written notice. Termination without cause by Arrow shall require the affirmative vote of at least two-thirds
     (2/3) of the entire Arrow Board. In the event of termination without cause, the Bank shall pay to the Executive on the effective date of such termination one (1) lump sum payment in an amount equal to the total amount of base annual salary payments which would have been payable to the Executive during the remaining portion of the calendar year in which such termination occurs and during the two (2) ensuing calendar years had the Executive continued his employment under this Agreement for the duration of the period. For purposes of computing the amount of the lump sum payment, it shall be assumed that the Executive's current base salary on the effective date of termination would not have changed and no bonus would have been paid to him during the period specified in the foregoing sentence. Any such termination without cause occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph
     6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

          (c)  Termination for Disability.  If, as a
     result of the Executive's incapacity due to physical or mental illness, the Executive shall not have performed his duties hereunder on a full time basis for six (6) consecutive months, the Executive's employment under this Agreement may be terminated by Arrow upon thirty (30) days' written notice. Such termination for disability shall require the affirmative vote of a majority of the entire Arrow Board. The Executive's compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current base annual salary, reduced by the sum of the amounts, if any, paid to the Executive under disability benefit plans maintained by Arrow. The Executive shall not be entitled to any further compensation from the Bank for any period subsequent to the effective date of such termination, except for severance pay in accordance with then existing severance policies of Arrow; provided, however, that any such termination for disability occurring after the Executive shall have elected to become a Retired
     Early Employee under Paragraph 6 of this
     Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

          (d)  Termination for Breach by
     Employer. In the event that Arrow or the Bank shall have materially breached any provision of this Agreement and such breach shall not have been cured within ten (10) days after delivery of written notice thereof to the breaching party by the Executive, identifying the breach with reasonable particularity, the Executive may cease to perform and may terminate this Agreement and his employment with Arrow and the Bank hereunder, without thereby forfeiting any cause of action he may have against the breaching party or parties as a result of such breach or otherwise.

          (e)  Consensual Termination.  All parties
     hereto may agree at any time to terminate this Agreement and the Executive's employment hereunder upon such terms and conditions as the parties may agree.

          (f)  Death.  In the event of the death of
     the Executive during the term of his employment hereunder, the Bank shall pay to the beneficiary or beneficiaries of the Executive listed on the Executive's current beneficiary designation on file with Arrow or the Bank, or in the absence of any such designation, to the Executive's estate, a lump sum amount equal to the base annual salary of the Executive as of the date of death, and upon payment of such amount and any other amounts due and owing hereunder and unpaid as of the date of death, this Employment Agreement shall thereupon terminate and no further amounts shall be payable hereunder.


     8.   Competition Restriction

     In the event the Executive is terminated for cause under Paragraph 7 or improperly terminates his own employment hereunder, then during the period beginning on the date of termination of the Executive's employment and continuing for two (2) years after such date, the Executive shall not, without the prior approval of the Arrow Board, certified to him by the Secretary or Acting Secretary of Arrow, become an officer, employee, agent, partner or director of any other business in substantial competition with the Bank, Arrow, or any other company or bank affiliated with Arrow, including any branch or office of any of the foregoing. Such restriction shall apply to any such other business doing business in any county in the State of New York in which Arrow, the Bank or any such other affiliated company or bank is then conducting any material business or into which, to the knowledge of the Executive at the time of such termination, any such entity has immediate plans to expand its activities in material respects. The provisions of this Paragraph 8 shall not apply in the event that the Executive becomes a Retired Early Employee under Paragraph 6 or the Executive's employment terminates in accordance with the first sentence of Paragraph 2.

     It is the intention of the parties to restrict the activities of the Executive under this Paragraph 9 only to the extent necessary for the protection of the legitimate business interests of Arrow, and the parties specifically covenant and agree that should any of the clauses or provisions of the competition restriction set forth herein, under any set of circumstances, be held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then and in that event, the court so holding may reduce the business or territory to which such restriction pertains and/or the period of time during which it operates, or effect any other change to the extent necessary to render such restriction enforceable by said court.


     9.   Confidential Information

     The Executive specifically acknowledges that all information pertaining to the Bank and Arrow received by him during the course of his employment hereunder which has been designated confidential or otherwise has not been made publicly available, including, without limitation, plans, strategies, projections, analyses, and information pertaining to customers or potential customers, is the exclusive property of Arrow and the Executive covenants and agrees not to disclose any of such information, without the express prior consent of the Arrow Board, during his employment hereunder or after termination of such employment, to anyone not employed or engaged by Arrow or a subsidiary thereof to render services to it. The Executive further covenants and agrees that he will not at any time use any such information, without such express prior consent, for his own benefit or the benefit of any party other than Arrow. This Paragraph 9 shall survive termination of the Agreement.


     10.  Successors and Assigns; Assumption by
Successors

     This Agreement is a personal services contract which may not be assigned by the Bank or Arrow to, or assumed from the Bank or Arrow by, any other party without the prior consent of the Executive. All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors and assigns. Arrow will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Arrow in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that Arrow would be required to perform if no such succession had taken place. References herein to "Arrow" or the "Bank" will be understood to refer to the successor or successors of Arrow or the Bank, respectively.


     11.  Notices

     Any notice required or desired to be given hereunder shall be in writing and shall be deemed given when delivered personally or sent by certified or registered mail, postage prepaid, to the addresses of the other parties set forth in the first Paragraph of this Agreement, provided that all notices to Arrow or the Bank shall be directed in each case to the Chief Financial Officer thereof.


     12.  Waiver of Breach

     Waiver by any party of a breach of any provision shall not operate as or be construed a waiver by such party of any subsequent breach hereof.


     13.  Invalidity

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.


     14.  Entire Agreement; Written Modification;
     Termination

     This agreement contains the entire agreement among the parties concerning the employment of the Executive by Arrow and the Bank. No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced. This Agreement shall terminate as of the time the Bank makes the final payment which it may be obligated to pay hereunder or provides the final benefit which it may be obligated to provide hereunder, or, if later, as of the time the restriction on competition set forth in Paragraph 8 expires.


     15.  Counterparts

     This Agreement may be made and executed in counterparts, in which case all counterparts shall be deemed to constitute one original document for all purposes.


     16.  Governing Law

     This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.


     17.  Authorization

     The Bank and Arrow represent and warrant that the execution of this Employment Agreement has been duly authorized by resolution of their respective Boards. This
Paragraph 17 shall survive termination of the Agreement.

     IN WITNESS WHEREOF, the parties have
executed or caused to be executed this Employment
Agreement as of the day and year first above written.

ARROW FINANCIAL CORPORATION



By: s/ Michael B. Clarke
Michael B. Clarke
Chairman, Personnel Committee


GLENS FALLS NATIONAL BANK ANDTRUST COMPANY



By: s/ Michael B. Clarke
Michael B. Clarke
Chairman, Personnel Committee


"EXECUTIVE"


s/ Thomas L. Hoy
Thomas L. Hoy